Exhibit 99.1

NEWS RELEASE

Contacts: Main Street Capital Corporation Dwayne L. Hyzak, CFO and Senior Managing Director dhyzak@mainstcapital.com 713-350-6000

Dennard • Lascar Associates, LLC Ken Dennard | ken@dennardlascar.com Ben Burnham | ben@dennardlascar.com 773-599-3745

Main Street Announces Dividend Increase

Dividends of $0.155 per Share for each of April, May and June 2013

Represent an 11% Increase Compared to Second Quarter 2012

HOUSTON, March 6, 2013 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that its Board of Directors declared monthly dividends of $0.155 per share for each of April, May and June 2013.  These monthly dividends, which will be payable pursuant to the table below, total $0.465 per share for the second quarter of 2013. The second quarter 2013 dividends represent an 11% increase from the dividends declared for the second quarter of 2012 and a 3% increase compared to the regular dividends declared for the first quarter of 2013.  Since its October 2007 initial public offering, Main Street has periodically increased the amount of its regular monthly dividends paid per share, and has never reduced its regular monthly dividend amount per share.  Including the dividends declared for the second quarter of 2013, Main Street will have paid $9.29 per share in cumulative dividends since its October 2007 initial public offering.

Vincent D. Foster, Main Street’s Chairman, President and Chief Executive Officer, stated, “We have generated quarterly net investment income in excess of our quarterly dividend for the last seven consecutive quarters, and we had a significant amount of estimated spillover taxable income at December 31, 2012.  Based on our prior performance and significant spillover amount, as well as our continued positive outlook for Main Street, we’re pleased to announce another increase to our regular monthly dividends, which we have now done four times since the beginning of 2012.  This dividend increase is a reflection of our Board’s confidence in our ability to continue to deliver long-term value to our stockholders.”

Summary of Second Quarter 2013 Monthly Dividends

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
3/5/2013	3/19/2013	3/21/2013	4/15/2013	$0.155
3/5/2013	4/17/2013	4/19/2013	5/15/2013	$0.155
3/5/2013	5/17/2013	5/21/2013	6/14/2013	$0.155
		Total for Second Quarter 2013:		$0.465

When declaring dividends, the Main Street Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, (iii) activity at our taxable subsidiaries, and (iv) the amount of undistributed taxable income (or “spillover income”) carried over from a given year for distribution in the following year. The final determination of 2013 taxable income, as well as the tax attributes for 2013 dividends, will be made after the close of the 2013 tax year.  The final tax attributes for 2013 dividends are expected to include ordinary taxable income, capital gains and qualified dividends.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Main Street declares a dividend, our stockholders who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of our common stock.  Main Street has the option to satisfy the share requirements of the DRIP through the issuance of new shares of common stock or through open market purchases of common stock by the DRIP plan administrator.  Newly-issued shares will be valued based upon the final closing price of Main Street’s common stock on a specified valuation date for each dividend as determined by Main Street’s Board of Directors.  Shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator, before any associated brokerage or other costs, which are borne by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the potential tax attributes for 2013 dividends. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statements now or in the future.

# # #